Exhibit 3.1

GENERAL CANNABIS CORP

Articles of Amendment

Pursuant to the provisions of Title 7 of the Colorado Revised Statutes of the State of Colorado, General Cannabis Corp, a Colorado corporation, does hereby amend its Amended and Restated Articles of Incorporation.

1.	The name of the corporation whose Amended and Restated Articles of Incorporation are being amended by these Articles of Amendment is General Cannabis Corp, a Colorado corporation.

2.	After the filing and effectiveness pursuant to the Colorado Business Corporations Act of these Articles of Amendment to the Amended and Restated Articles of Incorporation, Article I of the Corporation’s Amended and Restated Articles of Incorporation is hereby amended to read in its entirety as follows:

Article I – Name of Corporation

The name of the corporation is:TREES CORPORATION

3.	The amendment to the Amended and Restated Articles of Incorporation of General Cannabis Corp, a Colorado corporation, set forth in paragraph 2 above was duly adopted by the Board of Directors of the corporation on April 27, 2022. The amendment was duly adopted by the shareholders on June 8, 2022. The number of votes cast for the amendment by the shareholders was sufficient for approval.

In Witness Whereof, the corporation, by and through its undersigned officer thereunto duly authorized, has executed these Articles of Amendment on June 8, 2022.

GENERAL CANNABIS CORP

By: /s/ Adam Hershey

Adam Hershey

Interim CEO